Exhibit 5.1

140 Scott Drive Menlo Park, California 94025 Tel: +1.650.328.4600 Fax: +1.650.463.2600 www.lw.com

FIRM / AFFILIATE OFFICES
	Beijing	Moscow
	Boston	Munich
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July 23, 2020	Düsseldorf	San Diego
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	London	Singapore
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Milan

Annexon, Inc.

180 Kimball Way, Suite 200

South San Francisco, California 94080

Re:	Form S-1 Registration Statement (Registration No. 333-239647) and Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended

Ladies and Gentlemen:

We have acted as special counsel to Annexon, Inc., a Delaware corporation (the “Company”), in connection with the registration of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 2, 2020 (Registration No. 333-239647) (as amended, the “Initial Registration Statement”) and a registration statement relating to the Initial Registration Statement filed pursuant to Rule 462(b) promulgated under the Act (the “Post-Effective Amendment,” and together with the Initial Registration Statement, the “Registration Statement”). The Post-Effective Amendment relates to the registration of 2,587,500 shares of Common Stock of the Company (the “Additional Shares”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issue of the Additional Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

July 23, 2020

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Additional Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the form of underwriting agreement most recently filed as an exhibit to the Registration Statement, the issue and sale of the Additional Shares will have been duly authorized by all necessary corporate action of the Company, and the Additional Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP